                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
                                                    OMBA NUMBER:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per response... 14.90
                                                    ---------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                                    MECON
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  58400M105
                     -----------------------------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


              IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS
        SCHEDULE 13G IS BEING FILED IN PAPER PURSUANT TO A TEMPORARY
                             HARDSHIP EXEMPTION.


                              Page 1 of 10 pages

-------------------                                           ------------------
CUSIP No. 58400M105                  13G                      Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Artisan Investment Corporation 39-1807187


--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
         Not Applicable
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                 ---------------------------------------------------------------
  NUMBER OF      6  SHARED VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY       ---------------------------------------------------------------
    EACH         7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH         ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 58400M105                  13G                      Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Artisan Partners Limited Partnership  39-1807188


--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
         Not Applicable
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                 ---------------------------------------------------------------
  NUMBER OF      6  SHARED VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY       ---------------------------------------------------------------
    EACH         7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH         ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 58400M105                  13G                      Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Andrew A. Ziegler


--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
         Not Applicable
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen

--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                 ---------------------------------------------------------------
  NUMBER OF      6  SHARED VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY       ---------------------------------------------------------------
    EACH         7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH         ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 58400M105                  13G                      Page 5 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carlene Murphy Ziegler


--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
         Not Applicable
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen

--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                 ---------------------------------------------------------------
  NUMBER OF      6  SHARED VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY       ---------------------------------------------------------------
    EACH         7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON
    WITH         ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

        Item 1(a)       Name of Issuer:

                             MECON

        Item 1(b)       Address of Issuer's Principal Executive Offices:

                             200 Porter Drive, Suite 100
                             San Ramon, California 94583

        Item 2(a)       Name of Person Filing:


                             Artisan Partners Limited Partnership ("Artisan Partners");
                             Artisan Investment Corporation, the general
                                 partner of Artisan Partners ("Artisan Corp.");
                             Andrew A. Ziegler ("A. Ziegler");
                             Carlene Murphy Ziegler ("C. Ziegler").

        Item 2(b)       Address of Principal Business Office:


                             Artisan Partners, Artisan Corp., A. Ziegler and C. Ziegler are all located at:

                             1000 N. Water Street, Suite 1770
                             Milwaukee, Wisconsin 53202

        Item 2(c)       Citizenship:

                             Artisan Partners is a Delaware limited partnership. Artisan Corp. is a Delaware corporation.
                             A. Ziegler and C. Ziegler are each U.S. citizens.

        Item 2(d)       Title of Class of Securities:

                             Common Stock

        Item 2(e)       CUSIP Number:

                             58400M105

        Item 3          Type of Person:

                             (e) Artisan Partners is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the general partner of Artisan Partners; A. Ziegler and C. Ziegler are the principal stockholders of Artisan Corp.

   Item 4       Ownership (at December 31, 1996):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              0

                        (b)   Percent of class:

                              0%

                        (c)   Number of shares as to which such person has:

                                  (i)  sole power to vote or to direct the vote:

                                 (ii)  shared power to vote or to direct the
                                       vote:  0

                                (iii) sole power to dispose or to direct the disposition of:

                                 (iv)  shared power to dispose or to direct
                                       disposition of:  0


                        Artisan Partners serves as investment adviser to Artisan Funds, Inc., series designated Artisan Small Cap Fund (the "Fund"). Various limited partners and employees of Artisan Partners are also officers and directors of the Fund, but Artisan Partners does not consider the Fund to be controlled by such persons. Although the Fund is not controlled by Artisan Partners, pursuant to Rule 13d-3(a) the shares beneficially owned by the Fund, with respect to which the Fund has delegated to Artisan Partners shared voting power and shared dispositive power, are considered to be shares beneficially owned by Artisan Partners by reason of such delegated powers.

   Item 5       Ownership of Five Percent or Less of a Class:

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of the securities, check the following (X).

   Item 6       Ownership of More than Five Percent on Behalf of Another Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

   Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                        Not Applicable




                              Page 7 of 10 pages

    Item 8       Identification and Classification of Members of the Group:

                        Not Applicable

    Item 9       Notice of Dissolution of Group:

                        Not Applicable

    Item 10      Certification:

                        By signing below I certify that, to the best of my
                 knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                      The filing of this statement should not be construed as
                 an admission that the reporting persons is or are for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any registered equity securities of the issuer.






                              Page 8 of 10 pages

                                  Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

        The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        ARTISAN INVESTMENT CORPORATION, for
                                        itself and as general partner of
                                        ARTISAN PARTNERS LIMITED PARTNERSHIP

                                        By:  /s/ John M. Blaser
                                             ----------------------------------
                                             John M. Blaser
                                             Vice President

        The undersigned individuals, on the date above written, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the security reported herein.


                                             ANDREW A. ZIEGLER



                                             /s/ Andrew A. Ziegler
                                             ----------------------------------



                                             CARLENE MURPHY ZIEGLER



                                             /s/ Carlene Murphy Ziegler
                                             ----------------------------------






                              Page 9 of 10 pages

                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                    OMBA Number:  3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per response ... 14.90
                                                   -----------------------------


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No.        )*

                                    MECON
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  58400M105
                            ---------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)             Page 1 of 9 pages

-------------------                                      -----------------
CUSIP No. 58400M105                 13G                  Page 2 of 9 Pages
-------------------                                      -----------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership  39-180-7188

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                     (a)
                                                           (b)

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                                            5         SOLE VOTING POWER

                   NUMBER OF                ------------------------------------
                     SHARES                 6         SHARED VOTING POWER
                  BENEFICIALLY
                    OWNED BY                            356,400
                      EACH
                    REPORTING               ------------------------------------
                     PERSON                 7         SOLE DISPOSITIVE POWER
                      WITH
                                            ------------------------------------
                                            8         SHARED DISPOSITIVE POWER

                                                      356,400

--------------------------------------------------------------------------------

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        356,400
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.45%
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------


                    *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                      -----------------
CUSIP No. 58400M105                 13G                  Page 3 of 9 Pages
-------------------                                      -----------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation 39-180-7187

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                      (a)
                                                            (b)

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                                            5         SOLE VOTING POWER

                   NUMBER OF                ------------------------------------
                     SHARES                 6         SHARED VOTING POWER
                  BENEFICIALLY
                    OWNED BY                          356,400
                      EACH
                    REPORTING               ------------------------------------
                     PERSON                 7         SOLE DISPOSITIVE POWER
                      WITH
                                            ------------------------------------
                                            8         SHARED DISPOSITIVE POWER

                                                      356,400

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        356,400
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.45%
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------


                    *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                      -----------------
CUSIP No. 58400M105                 13G                  Page 4 of 9 Pages
-------------------                                      -----------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler ###-##-####

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                      (a)
                                                            (b)

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Citizen

--------------------------------------------------------------------------------
                                            5         SOLE VOTING POWER

                   NUMBER OF                ------------------------------------
                     SHARES                 6         SHARED VOTING POWER
                  BENEFICIALLY
                    OWNED BY                          356,400
                      EACH
                    REPORTING               ------------------------------------
                     PERSON                 7         SOLE DISPOSITIVE POWER
                      WITH
                                            ------------------------------------
                                            8         SHARED DISPOSITIVE POWER

                                                      356,400
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        356,400
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.45%
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                      -----------------
CUSIP No. 58400M105                 13G                  Page 5 of 9 Pages
-------------------                                      -----------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler ###-##-####

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                      (a)
                                                            (b)

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Citizen

--------------------------------------------------------------------------------
                                            5         SOLE VOTING POWER

                   NUMBER OF                ------------------------------------
                     SHARES                 6         SHARED VOTING POWER
                  BENEFICIALLY
                    OWNED BY                          356,400
                      EACH
                    REPORTING               ------------------------------------
                     PERSON                 7         SOLE DISPOSITIVE POWER
                      WITH
                                            ------------------------------------
                                            8         SHARED DISPOSITIVE POWER

                                                      356,400
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        356,400
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.45%
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTION BEFORE FILLING OUT!

  Item 1(a)  Name of Issuer:

                   MECON

  Item 1(b)  Address of Issuer's Principal Executive Offices:

                   200 Porter Drive, Suite 100
                   San Ramon, California 94583

  Item 2(a)  Name of Person Filing:

                   Artisan Partners Limited Partnership ("Artisan Partners"); Artisan Investment Corporation ("Artisan Corp.");
                   Andrew A. Ziegler ("A. Ziegler");
                   Carlene Murphy Ziegler ("C. Ziegler").

  Item 2(b)  Address of Principal Business Office:
                   Artisan Partners, Artisan Corp., A. Ziegler and C. Ziegler are all located at:
                   1000 N. Water Street, Suite 1770
                   Milwaukee, Wisconsin 53202

  Item 2(c)  Citizenship:

                   Artisan Partners is a Delaware limited partnership. Artisan Corp. is a Delaware corporation.
                   A. Ziegler and C. Ziegler are each U.S. citizens.

  Item 2(d)  Title of Class of Securities:

                   Common Stock

  Item 2(e)  CUSIP Number:

                   58400M105

  Item 3     Type of Person:

                   (e) Artisan Partners is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the general partner of Artisan Partners; A. Ziegler and C. Ziegler are the principal stockholders of Artisan Corp.

  Item 4     Ownership (at December 31, 1995):

                   (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                        356,400


                              Page 6 of 9 pages

                   (b) Percent of class:

                        6.45%

                   (c)  Number of shares as to which such person has:

                                  (i)  sole power to vote or to direct the vote:


                                (ii)  shared power to vote or to direct the
                                       vote:
                                       356,400

                                 (iii) sole power to dispose or to direct the
                                       disposition of:


                                 (iv)  shared power to dispose or to direct
                                       disposition of:
                                       356,400


                   Artisan Partners serves as investment adviser to Artisan Funds, Inc., series designated Artisan Small Cap Fund (the "Fund"). Various limited partners and employees of Artisan Partners are also officers and directors of the Fund, but Artisan Partners does not consider the Fund to be controlled by such persons. Although the Fund is not controlled by Artisan Partners, pursuant to Rule 13d-3(a) the shares beneficially owned by the Fund, with respect to which the Fund has delegated to Artisan Partners shared voting power and shared dispositive power, are considered to be shares beneficially owned by Artisan Partners by reason of such delegated powers.

Item 5  Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:


                The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                Not Applicable

Item 8   Identification and Classification of Members of the Group:

                Not Applicable

Item 9   Notice of Dissolution of Group:

                Not Applicable


                               Page 7 of 9 pages

Item 10  Certification:


              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

              The filing of this statement should not be construed as an admission that the reporting person(s) is or are for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any registered equity securities of the issuer.

                              Page 8 of 9 pages

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1996

           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   ARTISAN INVESTMENT CORPORATION (for
                                   itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP)

                                   By:  /s/ Andrew A. Ziegler
                                       ----------------------
                                       Andrew A. Ziegler

           The undersigned individuals, on the date above written, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the security reported herein.


                                   ANDREW A. ZIEGLER

                                   /s/ Andrew A. Ziegler
                                   ---------------------



                                   CARLENE MURPHY ZIEGLER




                                   /s/ Carlene Murphy Ziegler
                                   --------------------------

                              Page 9 of 9 pages